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                                                                     Exhibit I-1

FIRSTENERGY CORP. (         )
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         FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308, an Ohio
corporation ("FirstEnergy"), has filed an application/declaration under Sections (9)(a)(2) and 10 of the Public Utilities Holding Company Act of 1935 (the "Act") to acquire, directly or indirectly, all of the issued and outstanding voting securities (the "Common Stock") of Ohio Edison Company ("Ohio Edison"), The Cleveland Electric Illuminating Company ("Cleveland Electric"), The Toledo Edison Company ("Toledo Edison") and Pennsylvania Power Company ("Penn Power"), as well as 20.5% of the Common Stock of Ohio Valley Electric Corporation ("OVEC")(which, in turn, owns all of the Common Stock of Indiana-Kentucky Electric Corporation).

         FirstEnergy requests an order approving the proposed acquisition of Ohio Edison, Penn Power, Cleveland Electric and Toledo Edison. FirstEnergy's proposed acquisition will be the result of the merger of FirstEnergy, Ohio Edison and Centerior Energy Corporation ("Centerior"), which currently holds all of the Cleveland Electric and Toledo Edison Common Stock. FirstEnergy states that the merger will result in substantial savings, enhance long-term stockholder value and provide customers with reliable service at more stable and competitive prices.

         FirstEnergy was organized under the laws of the State of Ohio in 1996 by Ohio Edison and Centerior for the purpose of facilitating the Merger of Ohio Edison and Centerior


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and is not currently engaging in any business. Ohio Edison is an investor-owned
"public utility company" and a public utility "holding company" which is exempt from regulation by the Commission under the 1935 Act (except for Section 9(a)(2) thereof) because it is predominantly a public-utility company whose operations as such do not extend beyond the State of Ohio and contiguous states. Ohio Edison owns all of the Common Stock of Penn Power, which is a "public utility company" under the 1935 Act. Centerior is an investor-owned public utility "holding company" which is exempt from regulation by the Commission under the 1935 Act (except for Section 9(a)(2) thereof) because its operations and those of its public utility subsidiaries (Cleveland Electric and Toledo Edison) from which it derives, directly or indirectly, any material part of its income, are predominantly intrastate in character and are carried on substantially in the State of Ohio. Ohio Edison owns 16.5% of the Common Stock of OVEC. Toledo Edison owns 4% of the Common Stock of OVEC.

         FirstEnergy states that it will directly acquire all of the Cleveland Electric Common Stock, the Toledo Edison Common Stock and the Ohio Edison Common Stock and will indirectly acquire the Penn Power Common Stock and 20.5% of the OVEC Common Stock through the transactions contemplated by (i) the Agreement and Plan of Merger, dated as of September 13, 1996 (the "Merger Agreement") between Ohio Edison and Centerior, (ii) the Merger Agreement by and among Ohio Edison Company, FirstEnergy Corp. and Ohio Edison Acquisition Corp., attached to the Merger Agreement


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as Exhibit A (the "Ohio Edison Merger Agreement"), and (iii) the Merger
Agreement by and among Centerior Acquisition Corp., FirstEnergy Corp. and Centerior Energy Corporation, attached to the Merger Agreement as Exhibit B (the "Centerior Merger Agreement" and, together with the Merger Agreement and the Ohio Edison Merger Agreement, the "Merger Agreements"). The Merger Agreements provide, among other things, for (i) the merger of Centerior with and into FirstEnergy Corp., (immediately after the merger of a wholly-owned subsidiary of FirstEnergy ("Centerior Acquisition Corp.") with and into Centerior pursuant to the Centerior Merger Agreement) and (ii) the merger of another wholly-owned subsidiary of FirstEnergy ("Ohio Edison Acquisition Corp.") with and into Ohio Edison pursuant to the Ohio Edison Merger Agreement (collectively, the "Merger"). Following the Merger, FirstEnergy will be a holding company which will directly hold all of the Ohio Edison Common Stock, Cleveland Electric Common Stock and Toledo Edison Common Stock. Penn Power will remain a wholly-owned subsidiary of Ohio Edison. Upon consummation of the Merger, FirstEnergy will own indirectly 20.5% of the OVEC Common Stock.

         FirstEnergy states that the existing senior debt and equity securities of Ohio Edison, Cleveland Electric, Toledo Edison and Penn Power will not be affected by the Merger.


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